EXHIBIT 99.1

News Release

December 1, 2014

Ashland completes previously announced sale of elastomers business to Lion Copolymer Holdings, LLC

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced it has completed the sale of its elastomers business, based in Port Neches, Texas, to Lion Copolymer Holdings, LLC. Financial terms were not disclosed.

The elastomers business, which primarily serves the North American replacement tire market, accounted for approximately 18 percent of Ashland Performance Materials' $1.6 billion in sales in fiscal 2014. Ashland operates a 250-person manufacturing facility in Port Neches that serves elastomers customers.

“We are pleased with the value we received for the business and believe this transaction represents a good strategic fit for Lion,” said James J. O'Brien, Ashland chairman and chief executive officer.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three commercial units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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FOR FURTHER INFORMATION:

Ashland Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com